FOR IMMEDIATE RELEASE

March 29, 2010

Patient Portal Technologies, Inc. Announces Strong First Two Months Financial Results for Fiscal 2010

Baldwinsville, NY, March 29, 2010 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today financial results for the two month period ended February 28, 2010.

TWO MONTH PERIOD

Net revenues for the two months ended February 28, 2010 were approximately $1.7 million representing an increase of about 5.0% over the comparable period service revenue of $1.6 million for the first two months of 2009.  Sales activity and response to the company’s Total Satisfaction Program remain very strong.

The net loss for the two month period of 2010 was $47,000, before preferred stock payment in kind dividends of $106,000,  compared to a loss of $437,000 for the same period in 2009. This represented an improvement of almost $400,000 reflecting the streamlined operations and improved margins from the company’s services.

Gross margins increased to 60% or $991,000 in 2010 compared to 52% or $835,000 for the same period and category of revenue for 2009 and increase of 14.5%.

EBITDA (Earnings Before Taxes, Depreciation and Amortization)

After subtracting interest, taxes, depreciation and amortization from the Company’s net loss results in and EBITDA measurement. Management utilizes the EBITDA measurement as it reflects the Company’s operating performance before these deductions which can mask true performance due to the nature of previous hospital contract acquisitions which tend to inflate amortization and depreciation expenses. We believe that this information is useful for investors to fully understand the entire operating performance of the business.

Starting with the Company’s current two month net operating loss of $153,000 (including preferred stock payment in kind dividends) and adding back the interest, taxes, depreciation and amortization of $331,000 resulted in EBITDA of approximately $283,000 for 2010 compared to approximately $142,000 for the same period of 2008. Additionally, cash income, after deducting interest expense was $220,000 compared to a cash loss of $194,000 for the same two month period in 2009.

OVERRALL

Business activity and acceptance of the Total Satisfaction Platform has been very strong and management expects the trend to continue throughout reminder of the year. The Company continues to focus its resources on strengthening its relationship and creating new partners to assist with the growth plan. Company CEO, Kevin Kelly commented, “The first two months of the year were very strong and the outlook is very positive. Our focus on the Total Satisfaction Platform is providing us with a clear market distinction for our services.  We expect revenues and profits to continue growing.”

Patient Portal Technologies, Inc. is a Total Satisfaction company, assisting hospitals to improve  the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708